Exhibit 99.1

Recent Developments

Together with its subsidiaries, NCL Corporation Ltd. is referred to in this exhibit as the “Company,” “we,” “our” and “us” refer to NCL Corporation Ltd. Norwegian Cruise Line Holdings Ltd., our parent company, is referred to in this exhibit as “NCLH.”

The COVID-19 pandemic is having significant negative impacts on our business. In particular:

•	In March 2020, we implemented a voluntary suspension of all cruise voyages across our three brands, which has subsequently been extended through February 28, 2021 for Norwegian Cruise Line and through March 31, 2021 for Oceania Cruises S. de R.L. (“Oceania Cruises”) and Regent Seven Seas Cruises. Additionally, Norwegian Cruise Line has cancelled select voyages in March 2021, Regent has suspended its 2021 World Cruise along with voyages departing through April 2021 on one ship and Oceania Cruises has cancelled its World Cruise through May 18, 2021. This is the first time we have completely suspended our cruise voyages, and as a result of these unprecedented circumstances, we are not able to predict the full impact of such a suspension on our Company. The duration of any voluntary suspensions we have implemented and the resumption of operations both inside and outside of the United States will be dependent, in part, on our ability to comply with the U.S. Centers for Disease Control and Prevention (“CDC”) Framework for Conditional Sailing Order (the “Conditional Order”), the severity and duration of the COVID-19 pandemic, the lifting of various travel restrictions and travel bans issued by various countries and communities around the world, as well as the availability of ports.

•	We have developed a comprehensive and multi-faceted health and safety strategy to enhance our already rigorous protocols and address the unique public health challenges posed by COVID-19. In July 2020, we announced a collaboration with Royal Caribbean Group to form a group of experts called the “Healthy Sail Panel” to guide the industry in the development of new and enhanced cruise health and safety standards. The panel is co-chaired by Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration, and Governor Mike Leavitt, former Secretary of the U.S. Department of Health and Human Services, and consists of globally recognized experts from various disciplines, including public health, infectious disease, biosecurity, hospitality and maritime operations. On September 21, 2020, the expert panel published a report, which includes 74 detailed best practices across five key areas of focus to protect the public health and safety of guests, crew and the communities where cruise ships visit. The panel also submitted its recommendations to the CDC, in response to a CDC request for public comment to inform future public health guidance and preventative measures relating to travel on cruise ships. The panel’s recommendations are informing new detailed health and safety protocols for our return-to-service plan.

•	On October 30, 2020, the CDC issued a Conditional Order that introduces a phased approach for the resumption of passenger cruises. These phases include: a) the establishment of laboratory testing of crew onboard cruise ships in U.S. waters; b) simulated voyages designed to test a cruise ship operator’s ability to mitigate COVID-19 on cruise ships; c) a certification process; and d) a return to passenger voyages in a manner that mitigates the risk of COVID-19 introduction, transmission or spread among passenger and crew onboard ships and ashore to communities. The Conditional Order replaces the CDC’s No Sail Order that expired on October 31, 2020 and will remain in effect until the earlier of a) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency, b) the CDC Director rescinds or modifies the Conditional Order based on specific public health or other considerations, or c) November 1, 2021. While the Conditional Order is an important step on the path to the safer and healthier resumption of cruising in the U.S., many uncertainties remain as to the specifics and timing of implementation, administration and costs of the requirements of the Conditional Order, some of which may be significant. Additionally, pursuant to the Conditional Order, the CDC may issue additional requirements through technical instructions or orders as needed and the phases described above may be subject to change based on public health considerations, including the trajectory of the pandemic and the ability of cruise ship operators to successfully employ measures that mitigate the risk of COVID-19. We continue to work through the requirements of the Conditional Order and work with the CDC and other federal agencies, public health authorities and national and local governments in areas where we operate to take all necessary measures to protect our guests, crew and the communities visited once operations resume. We have begun the planning process to implement some of these recommendations, including purchasing related equipment and supplies.

•	We expect a gradual phased relaunch of our ships after the voyage suspension period, with our ships initially operating at reduced occupancy levels. The timing for bringing our ships back to service and percentage of fleet in service will depend on a number of factors including, but not limited to, the duration and extent of the COVID-19 pandemic, including further resurgences of COVID-19, the availability and distribution of vaccines and therapeutics for COVID-19, our ability to comply with the Conditional Order, port availability, travel restrictions and advisories and our ability to re-staff our ships and implement new health and safety protocols.

•	While booking volumes since the emergence of the COVID-19 global pandemic have remained below historical levels, there continues to be demand for future cruise vacations, particularly beginning for sailings operating in the second half of 2021 and beyond, despite limited marketing efforts. Our overall cumulative booked position for the full year 2021 remains below historical ranges as expected due to the current uncertain environment and voyage cancellations, primarily driven by the first half of the year. Pricing for full year 2021 is in line with pre-pandemic levels, even after including the dilutive impact of future cruise credits. Our operations may be suspended beyond our announced suspensions and as a result, current booking data may not be informative. In addition, because of our updated cancellation policies, bookings may not be representative of actual cruise revenues.

•	We have successfully completed the safe repatriation of the vast majority of our shipboard team members to their homes around the globe. We have repatriated shipboard team members, to over 120 countries, through a combination of chartered and commercial air flights as well as the use of certain of our ships. We have begun to re-staff a limited number of our ships as we prepare to resume cruise operations.

•	On July 8, 2020, we updated Note 2 of our consolidated financial statements (“Financial Statements”) in our Current Report on Form 8-K filed on May 5, 2020, which was filed to update our Annual Report on Form 10-K for the year ended December 31, 2019, to update the “Liquidity and Management’s Plan” discussion and updated Note 18 to add a discussion on our recent debt and equity transactions, debt amortization deferrals and litigation matters and investigations by governmental agencies since December 31, 2019 in connection with events surrounding COVID-19. In addition, our independent registered public accounting firm reissued our report covering the Financial Statements to include an explanatory paragraph relating to the removal of substantial doubt about our ability to continue as a going concern, and an emphasis of matter paragraph relating to the impact of COVID-19 and our liquidity and management plans.

We have nine newbuilds on order, scheduled to be delivered through 2027. The impacts of COVID-19 on the shipyards where our ships are under construction (or will be constructed) have resulted in some delays in expected ship deliveries, and the impacts of COVID-19 could result in additional delays in ship deliveries in the future, which may be prolonged. We have committed export credit facilities that are available to fund newbuilds originally scheduled to be delivered from 2022 through 2027. The export credit financing for the ships on order are expected to fund approximately 80% of each contract price, subject to certain conditions.

Since March 2020, Moody’s has downgraded our long-term issuer rating to B2, our senior secured rating to B1 and our senior unsecured rating to Caa1. Since April 2020, S&P Global has downgraded our issuer credit rating to B+, lowered our issue-level rating on our $875 million senior secured revolving loan facility and $1.5 billion term loan A to BB, our issue-level rating on our $675 million senior secured notes due 2024 and $750 million senior secured notes due 2026 to BB- and our senior unsecured rating to B. Though we do not expect our corporate credit ratings to change before or on closing of the offering, we expect the credit ratings assigned to our unsecured debt securities by S&P Global to be downgraded from B to B- in connection with the offering.

Since March 2020, we have taken several actions to bolster our financial position while our global cruise voyages are currently suspended, including a series of debt and equity financing transactions completed in May, July and November 2020. In May 2020, we and NCLH launched a series of capital markets transactions and raised approximately $2.4 billion, including the full exercise of options to purchase additional ordinary shares and exchangeable notes. In July 2020, we and NCLH launched a series of capital markets transactions and raised approximately $1.5 billion, including the full exercise of the option to purchase additional ordinary shares and partial exercise of the option to purchase additional exchangeable notes. From the proceeds, approximately $675 million was used to repay the Norwegian Epic Credit Facility, which was terminated in July 2020. In November 2020, NCLH launched an offering of ordinary shares and raised $824 million.

In addition, we have taken several additional measures to improve our liquidity through refinancing existing debt amortization, including under our agreements with export credit agencies (“ECAs”) and related governments, and to extend the maturities and refinancing amortization under other agreements.

•	ECA-backed Credit Agreement Amendments - In the second quarter of 2020, we obtained lender consents to refinance amortization payments and waive financial and other covenants during the specified period under our ECA-backed facilities on the basis of debt holiday principles published by the relevant ECAs. First, we amended the export-credit backed facilities that finance Norwegian Bliss, Norwegian Breakaway, Norwegian Encore, Norwegian Escape, Norwegian Getaway and Norwegian Joy to incorporate the terms of a 12-month debt holiday initiative offered to the cruise industry by Euler Hermes Aktiengesellschaft (“Hermes”), the official ECA of Germany. Second, we amended the export-credit backed facilities that finance Seven Seas Explorer, Seven Seas Splendor, Riviera, Marina, Leonardo One and Leonardo Two to incorporate the terms of a 12-month debt holiday initiative offered to the cruise industry by Servizi Assicurativi del Commercio Estero (“SACE”), the official ECA of Italy, and to defer amortization with respect to certain of the debt outstanding under the agreements. We are currently in discussions with Hermes and SACE to further amend such facilities, with the aim of deferring amortization payments through March 31, 2022 and extending the financial and other covenant waiver through December 31, 2022. In connection with such amendments, we expect that our minimum liquidity requirement will be increased to at least $200 million. There can be no guarantee that such further amendments will be achieved on these terms or at all.

•	Other Credit Agreement Amendments - In the second quarter of 2020, we amended our credit facilities secured by Pride of America and Norwegian Jewel and our Term Loan A Facility to extend the maturity of, or defer amortization with respect to, certain of the debt outstanding under the facilities. We are currently in discussions with our lenders to amend our Term Loan A Facility to further defer amortization payments through March 31, 2022. We are also seeking amendments to our credit facilities secured by Pride of America and Norwegian Jewel and our Term Loan A Facility to waive certain financial and other covenants through December 21, 2022. In connection with such amendments, we expect that our minimum liquidity requirement will be increased to at least $200 million. There can be no guarantee that such further amendments will be achieved on these terms or at all.

We have also undertaken several proactive cost reduction and cash conservation measures to mitigate the financial and operational impacts of COVID-19, through the reduction of capital expenditures as well as a reduction in operating expenses, including ship operating expenses and selling, general and administrative expenses. Cost savings initiatives to reduce selling, general and administrative expenses already implemented include the significant reduction or deferral of marketing expenditures, the implementation of hiring freezes, a 20% salary or hours reduction for certain shoreside team members, a pause in our 401(k) matching contributions and corporate travel freezes for shoreside employees. We have returned certain shoreside team members to full salary and hours and expect to continue to do so over time as we prepare to resume cruise voyages. Further, as part of our ongoing strategy to improve our ability to sustain the long-term health of the business and to preserve financial flexibility during the COVID-19 crisis, we have furloughed certain shoreside employees, subject to change based on business needs. While on furlough, employees will not receive salary or hourly wages, but will continue to receive health benefit coverage if they currently participate in a Company-sponsored plan.

After giving effect to the debt deferrals and cash conservation measures implemented, including the loans for and deferral of near-term newbuild related payments, our monthly average cash burn rate for the third quarter 2020 was approximately $150 million. For comparative purposes, assuming vessels remain at minimum manning status, fourth quarter 2020 average cash burn rate would be higher at approximately $175 million per month, primarily driven by the timing of interest expense. For the second half of 2020, this would result in an average monthly cash burn rate of approximately $160 million, in line with our previously disclosed target rate during voyage suspensions. This cash burn rate and estimate includes ongoing ship operating expenses, administrative operating expenses, interest expense, taxes and expected capital expenditures and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings, other working capital changes, voyage resumption preparation costs and unforeseen expenses. This cash burn rate and estimate also reflects the deferral of debt amortization and newbuild related payments through March 31, 2021.

Due to the fluidity of the voyage resumption schedule and associated expenses, we estimate our actual cash burn rate for the fourth quarter 2020 will be higher than the comparative number referenced above. Average monthly cash burn is expected to increase as vessels are prepared to return to service due to additional costs associated with re-staffing, re-positioning and provisioning of vessels, implementation of new health and safety protocols and a disciplined ramp-up of demand-generating marketing investments.

There can be no assurance that the accuracy of the assumptions used to estimate our liquidity requirements will be correct, and our ability to be predictive is uncertain due to the unknown magnitude and duration of the COVID-19 pandemic. The liquidity analysis reflects management’s principal assumptions related to (i) our ability to operate and redeployment of the fleet not currently in service, (ii) forecasted cash collections for future voyages and (iii) forecasted liquidity requirements for ongoing operations. Based on the liquidity needs described above and our current resources, we have sufficient liquidity to satisfy our obligations over the next twelve months and maintain minimum levels of liquidity as required by certain of our debt agreements.

On or around March 6, 2020, our brands launched new cancellation policies to permit our guests to cancel cruises which are not part of our temporary suspension of voyages up to 48 hours or 15 days, depending on the brand, prior to embarkation and receive a refund in the form of a credit to be applied toward a future cruise. These programs are currently in place for cruises booked through specific time periods specified by brand, and for cruises scheduled to embark through specified time periods, depending on the brand. The future cruise credit is valid for any sailing through December 31, 2022, and we may extend this offer. The use of such credits may prevent us from garnering certain future cash collections as staterooms booked by guests with such credits will not be available for sale, resulting in less cash collected from bookings to new guests. We may incur incremental commission expense for the use of these future cruise credits. In addition, to provide more flexibility to our guests, we have also extended our modified final payment schedule for all voyages on Regent Seven Seas Cruises and Oceania Cruises through May 31, 2021 and for the majority of bookings for voyages on Norwegian Cruise Line through June 30, 2021 which requires payment 60 days prior to embarkation versus the standard 120 days. As a result of the change to our final payment schedule, the Norwegian Cruise Line brand now expects to provide cash refunds for sailings we cancel.

As of September 30, 2020, we had advance ticket sales of $1.2 billion, including the long-term portion, which included approximately $0.85 billion of future cruise credits. We also have agreements with our credit card processors that, as of September 30, 2020, governed approximately $1.0 billion in advance ticket sales that had been received by the Company relating to future voyages. These agreements allow the credit card processors to require under certain circumstances, including the existence of a material adverse change, excessive chargebacks and other triggering events, that we maintain a reserve which could be satisfied by posting collateral. As of September 30, 2020, we have had approximately $40 million of advanced ticket deposits withheld to satisfy these requirements and have provided a reserve consisting of $70 million of cash. We have also discussed providing second priority liens on certain ships with a collective equity value of approximately $700 million based on appraisals as of December 31, 2019. Until these discussions are finalized, a significant portion of incoming advance ticket deposits are being withheld and will be released upon satisfactory perfection of the liens. These discussions are ongoing, and any cash reserve or collateral requested could be increased or decreased. If we do not meet an agreed upon minimum liquidity in the future, we may be required to pledge additional collateral and/or post cash reserves or take other actions that may reduce our liquidity.

The ongoing effects of COVID-19 on our operations and global bookings have had, and we believe they will continue to have, a significant impact on our financial results and liquidity, and such negative impact may continue well beyond the containment of the pandemic. Significant events affecting travel, including COVID-19, typically have an impact on the demand for cruise vacations, with the full extent of the impact generally determined by the length of time the event influences travel decisions. Due to the unknown duration and extent of the COVID-19 pandemic, uncertainty surrounding the availability of COVID-19 vaccines and therapeutics, travel restrictions and advisories, uncertainties around our ability to comply with the Conditional Order, the potential unavailability of ports and/or destinations, unknown cancellations and timing of redeployments and a general impact on consumer sentiment regarding cruise travel, there are remaining uncertainties about when our full fleet will be back in service at historical occupancy levels and, accordingly, we cannot estimate the impact on our business, financial condition or near- or longer-term financial or operational results with certainty; however, we will report a net loss on both a GAAP and adjusted basis for the year ending December 31, 2020.